Exhibit 99.1



New York Community Bancorp, Inc. Reports 4th Quarter 2005 Diluted Cash
 EPS of $0.30(1), Diluted Operating EPS of $0.27(2), and Diluted GAAP
  EPS of $0.14; Board of Directors Declares $0.25 Per Share Dividend


    WESTBURY, N.Y.--(BUSINESS WIRE)--Jan. 25, 2006--4th Quarter 2005
Highlights

    -- Since repositioning the balance sheet at the end of June 2004, the Company has reduced its securities by $8.2 billion, or 60%; grown its loan portfolio by $5.0 billion, or 42%; reduced its wholesale borrowings by $5.4 billion, or 34%; and grown deposits by $1.7 billion, or 17%.

    --  Securities totaled $5.6 billion at year-end, representing
        21.4% of total assets; loans rose 27.1% year-over-year to $17.0 billion, representing 64.8% of total assets, including multi-family loans of $12.9 billion.

    -- Non-performing assets equaled 0.11% of total assets at year-end, reflecting a linked-quarter reduction of $6.8 million, or 19.0%.

    -- Tangible stockholders' equity equaled 5.41% of tangible assets at year-end, excluding net unrealized losses on securities; including net unrealized losses, the ratio was 5.19%.(3)

    -- The acquisition of Long Island Financial Corp. contributed $588.7 million to total assets, including loans of $253.0 million, and $425.9 million to total deposits, including core deposits of $347.2 million, representing 81.5%.

    -- The acquisition of Atlantic Bank of New York is currently on track for completion in the first quarter of 2006, pending regulatory approval.

    New York Community Bancorp, Inc. (NYSE: NYB) today reported cash earnings of $79.6 million, or $0.30 per diluted share, for the three months ended December 31, 2005 and cash earnings of $354.2 million, or $1.35 per diluted share, for the twelve months ended at that date. The Company's fourth quarter 2005 cash earnings added $42.6 million, or 115.5%, more to its tangible capital at December 31, 2005 than its fourth quarter 2005 GAAP earnings; its twelve-month 2005 cash earnings added $62.1 million, or 21.3%, more to its tangible capital at year-end 2005 than its GAAP earnings alone.(1) (3)
    In connection with the merger of Long Island Financial Corp. ("Long Island Financial") with and into the Company on the 30th of December, the Company, in accordance with Statement of Position 93-6, recorded a non-cash after-tax charge of $34.0 million, or $0.13 per diluted share, in the three and twelve months ended December 31, 2005, which was added back immediately to the Company's tangible capital.(3) Reflecting this non-cash charge, which stemmed from the merger-related allocation of Employee Stock Ownership Plan ("ESOP") shares, the Company recorded fourth quarter 2005 GAAP earnings of $36.9 million, or $0.14 per diluted share, and twelve-month 2005 GAAP earnings of $292.1 million, or $1.11 per diluted share. Excluding the non-cash merger-related charge, the Company's earnings for the three and twelve months ended December 31, 2005 amounted to $70.9 million and $326.1 million, equivalent to $0.27 per diluted share and $1.24 per diluted share, respectively.(2)
    The Company generated GAAP earnings of $77.6 million, or $0.30 per diluted share, in the three months ended September 30, 2005 and $83.5 million, or $0.32 per diluted share, in the three months ended December 31, 2004. For the twelve months ended December 31, 2004, the Company generated GAAP earnings of $355.1 million, or $1.33 per diluted share.
    In addition to the 200-basis point rise in short-term interest rates during the year, and the subsequent flattening of the yield curve, the Company's fourth quarter and twelve-month 2005 earnings were impacted by the significant repositioning of the balance sheet at the end of June 2004. To enhance its interest rate and market risk profile in the face of increasing interest rate volatility, the Company sold $5.1 billion of available-for-sale securities and utilized the proceeds to reduce its balance of wholesale borrowings by a like amount. At the same time, the Company extended the maturity of $2.4 billion of wholesale borrowings to an average maturity of three years with an average cost of 3.32%. In tandem with these actions, the Company reclassified another $1.0 billion of available-for-sale securities as held-to-maturity.
    Over the course of the 18 months that followed the initial repositioning, the Company continued to reduce its portfolio of securities, and utilized the cash flows to fund the growth of its loan portfolio. Additionally, in 2005, the Company extended another $2.5 billion of wholesale borrowings to an average call date of two years with an average cost of 3.48%, including $465.0 million with an average cost of 3.95% in the fourth quarter, and launched a series of initiatives to grow and diversify its deposit base. In connection with the latter goal, the Company added a commercial bank subsidiary to its banking family with the acquisition of Long Island Financial, parent of Long Island Commercial Bank (renamed "New York Commercial Bank"), on December 30, 2005. The Company expects to complete a second commercial bank acquisition, that of Atlantic Bank of New York ("Atlantic Bank"), in the current quarter, pending regulatory approval. Upon completion of the transaction, the Atlantic Bank branch network will operate as a division of New York Commercial Bank.
    In view of the significant difference in the Company's balance sheet as a result of the initial repositioning at the end of June 2004, and the Company's subsequent actions, management believes that comparing the Company's fourth quarter 2005 results with its results in the trailing quarter is more germane to understanding its progress and direction than a comparison of its results for the three and twelve months ended December 31, 2005 and 2004. In addition, due to the non-cash merger-related charge recorded in the current fourth quarter, the Company's GAAP earnings for the three and twelve months ended December 31, 2005 do not reflect the Company's actual contributions to capital at year-end. The Company's contribution to capital is better reflected by its cash earnings for the respective periods, as discussed on page 14 of this release.

    Board of Directors Declares $0.25 per Share Dividend

    Commenting on the Company's results, President and Chief Executive Officer Joseph R. Ficalora stated, "While 2005 was a challenging year on many fronts, it was not without its achievements, and we ended the year a stronger bank, with a more diverse, and higher quality, balance sheet. Loans rose 27% over the course of the year, exceeding our projections, while securities fell 20%, again exceeding our start-of-year goal. At $17.0 billion, loans represented 65% of total assets, while securities declined to $5.6 billion, representing 21%. With the acquisition of Atlantic Bank of New York expected to close later on this quarter, we expect to see further improvement in those ratios, together with a meaningful increase in our core deposit base.
    "The acquisition of Long Island Financial was completed on the 30th of December, adding $589 million to total assets and $253 million to total loans," Mr. Ficalora said. "On the liability side of the balance sheet, the transaction brought in $426 million of deposits. Core deposits represented 82% of the total deposits acquired in the Long Island Financial transaction, with non-interest-bearing deposits accounting for 23%. In connection with the transaction, we recorded a non-cash pre-tax charge of $36.6 million in the fourth quarter that was added back to tangible capital at quarter's end. Tangible stockholders' equity thus totaled $1.3 billion at December 31, 2005, and was equivalent to 5.41% of tangible assets, excluding unrealized net losses; including unrealized net losses, the ratio was 5.19%.
    "Because the Long Island Financial transaction was completed on the last business day of the quarter, its contribution to earnings will first be reflected in our first quarter 2006 performance, and we expect it to be accretive to our earnings throughout 2006. Pending receipt of the necessary regulatory approvals, we believe we are on target to complete the acquisition of Atlantic Bank in the current quarter, and to reap the benefits of its many attributes, including its low-cost deposits, in the quarters ahead," Mr. Ficalora commented.
    "While our earnings have been pressured by the rise in short-term rates and the resultant flattening of the yield curve," Mr. Ficalora noted, "the addition of Atlantic Bank's lower-cost core deposits and higher-yielding mix of assets is expected to enhance our net interest margin. It is also worthy of note that our yield on loans has now increased for two consecutive quarters, despite a substantial reduction in prepayment penalties due to sluggish refinancing activity.
    "Our confidence in our capacity to generate stronger earnings in the future is based upon the increasing strength of our franchise, the expected infusion of low-cost core deposits, and our continuing capacity to produce quality loans within our market niche. It also reflects the consistent efficiency of our operation, our unremitting focus on managing credit risk, and our disciplined approach to maintaining our tangible capital strength. In consideration of the nearly $80 million of cash earnings contributed to capital in the fourth quarter of 2005, the $354 million of cash earnings contributed during the year, and the nearly $1 billion of cash earnings contributed over the past ten quarters, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share. The dividend will be paid on February 15, 2006 to shareholders of record at the close of business on February 6, 2006," Mr. Ficalora said.

    Balance Sheet Summary

    The Company recorded total assets of $26.3 billion at December 31, 2005, including $588.7 million acquired in the Long Island Financial transaction, signifying a $2.2 billion increase from the balance recorded at December 31, 2004. Reflecting the ongoing repositioning of the balance sheet, total loans rose $3.6 billion, or 27.1%, over the course of the year, to $17.0 billion, while total securities declined $1.4 billion, or 20.4%. At December 31, 2005, loans and securities represented 64.8% and 21.4%, respectively, of total assets, in contrast to 55.7% and 29.5%, respectively, at December 31, 2004. In addition, the Long Island Financial transaction contributed goodwill of $42.4 million and core deposit intangibles ("CDI") of $10.7 million to the respective year-end balances of $2.0 billion and $86.5 million.

    Loans

    The Company recorded total loans of $17.0 billion at December 31, 2005, up $3.6 billion, or 27.1%, from the balance recorded at December 31, 2004. While the Long Island Financial transaction contributed loans totaling $253.0 million to the year-end 2005 balance, the year-over-year increase was primarily fueled by organic loan production, with originations totaling $6.3 billion over the twelve months ended December 31, 2005. Included in the latter amount, which exceeded the prior year's volume by $291.1 million, were fourth quarter 2005 loan originations totaling $1.6 billion.
    While multi-family loan originations accounted for 73.5% of loans produced in 2005, commercial real estate and construction loans accounted for 13.3% and 10.3%, respectively. Multi-family loans represented 73.8% of the Company's fourth quarter 2005 loan production, with commercial real estate and construction loans representing 12.6% and 9.2%, respectively. The growth of the loan portfolio was partly tempered by year-to-date repayments and sales totaling $3.0 billion, including $666.5 million in the three months ended December 31, 2005.
    Multi-family loans totaled $12.9 billion at year-end 2005, representing 75.5% of loans outstanding, up from $9.8 billion, representing 73.5%, at December 31, 2004. The 30.6% increase in multi-family loans reflects twelve-month originations of $4.7 billion, including fourth quarter originations of $1.2 billion. The portfolio had an average principal balance of $3.6 million at the close of the quarter and an average loan-to-value ratio of 61.1%. The expected weighted average life of the portfolio was 3.3 years at December 31, 2005.
    Multi-family loans are typically originated for a term of ten years, with a fixed rate of interest in the first five years, tied to the five-year Constant Maturity Treasury rate (the "CMT"), and a rate that adjusts with the prime rate of interest in each of years six through ten. The Company's multi-family loans typically refinance within five years of origination and, in doing so, generate prepayment penalties ranging from five points to one point of the initial loan balance.
    The majority of the Company's multi-family loans are secured by rent-regulated buildings in New York City and the proceeds typically used by the Company's borrowers to make improvements to the properties. Because the rents on the apartments in these buildings are generally below market, the buildings tend to be fully occupied, even during times of economic adversity. The Company's asset quality has been supported by such multi-family credits, which have not incurred a loss for more than twenty-five years.
    Commercial real estate loans totaled $2.9 billion at December 31, 2005, representing 17.0% of total loans outstanding and a $745.8 million, or 34.8%, increase from the balance recorded at December 31, 2004. The increase reflects twelve-month originations totaling $840.1 million, including $200.0 million in the fourth quarter of the year. At December 31, 2005, the portfolio had an average principal balance of $2.8 million and a loan-to-value ratio of 57.8%; the expected weighted average life of the portfolio was 3.1 years at that date.

    The Company's commercial real estate loan portfolio is largely secured by mixed-use properties and office buildings in New York City and national credit retail shopping centers in both New York City and Long Island. Commercial real estate loans feature terms that parallel the terms featured by the Company's multi-family credits. The Company has not had a loss on a commercial real estate loan in more than ten years.
    The construction loan portfolio totaled $854.2 million at December 31, 2005, representing 5.0% of total loans outstanding and a $49.9 million, or 6.2%, increase from the year-end 2004 amount. The increase reflects twelve-month originations totaling $653.3 million, including $145.1 million in the fourth quarter of 2005. The majority of the portfolio consists of loans for the construction of one-to-four family homes on Long Island, where the Company is the primary lender to several leading builders and developers. The typical construction loan features a term of 18 to 24 months and a floating rate of interest tied to the prime lending rate.
    Since December 1, 2000, the Company has been originating one-to-four family loans on a pass-through basis, and selling the loans to a third-party conduit within ten days of closing, servicing-released. Reflecting this practice, repayments, and the bulk sale of loans totaling $170.7 million in the second quarter, the balance of one-to-four family loans declined $251.6 million, or 49.7%, from the year-end 2004 level to $254.5 million, representing 1.5% of total loans, at December 31, 2005. The remaining loans in the portfolio are seasoned one-to-four family loans that were originated before the conduit policy was adopted or that were acquired in the Company's merger transactions.
    The Company currently has a pipeline of $1.6 billion, including $1.3 billion of multi-family loans.

    Asset Quality

    Non-performing assets totaled $28.9 million at December 31, 2005, signifying a linked-quarter improvement of $6.8 million, or 19.0%. The December 31, 2005 amount was equivalent to 0.11% of total assets, an improvement from 0.14% at September 30, 2005. The reduction in non-performing assets primarily reflects the satisfaction of a $7.0 million construction loan that had been non-accruing at the trailing quarter-end.
    Reflecting the satisfaction of the $7.0 million construction loan, non-performing loans declined to $27.6 million, representing 0.16% of total loans, at the end of December from $34.3 million, representing 0.22% of total loans, at September 30, 2005. Included in the year-end 2005 amount were non-accrual mortgage loans of $15.6 million, non-accrual other loans of $1.3 million, and a $10.7 million construction loan that is still accruing interest. Other real estate owned totaled $1.3 million at both December 31, and September 30, 2005.
    In 2005, the Company recorded total charge-offs of $21,000, including $7,000 in the fourth quarter of the year. Reflecting the fourth quarter charge-off and the absence of any provision for loan losses, the loan loss allowance totaled $78.0 million at the end of December, equivalent to 0.46% of total loans and 283.12% of non-performing loans. All of the charge-offs recorded during the year consisted of consumer loans that had been acquired in the Company's merger transactions.

    Securities

    Securities totaled $5.6 billion at December 31, 2005, representing 21.4% of total assets, a 20.4% reduction from $7.1 billion, representing 29.5% of total assets, at December 31, 2004. Included in the year-end 2005 amount were $234.6 million of available-for-sale securities that were acquired in the transaction with Long Island Financial. The decline in total securities reflects management's ongoing focus on enhancing the Company's balance sheet and market risk profile. Including the $5.1 billion of securities sold at the end of June 2004, when the balance sheet was initially repositioned, the Company reduced its securities by $8.2 billion, or 60.2%, as of December 31, 2005.
    Available-for-sale securities represented $2.4 billion, or 42.2%, of total securities at December 31, 2005, and were down $728.9 million, or 23.5%, from the balance recorded at December 31, 2004. Mortgage-related securities accounted for $2.0 billion and $2.9 billion, respectively, of the year-end 2005 and 2004 totals, while other securities represented the remaining $411.4 million and $207.1 million. Reflecting the rise in market interest rates over the twelve-month period, the after-tax net unrealized loss on securities available for sale equaled $43.4 million at December 31, 2005 and $20.4 million at December 31, 2004.
    Held-to-maturity securities declined $714.6 million, or 18.0%, year-over-year, to $3.3 billion, representing 57.8% of total securities at December 31, 2005. Mortgage-related securities accounted for $1.6 billion and $2.2 billion of the year-end 2005 and 2004 totals, while other securities accounted for $1.7 billion and $1.8 billion, respectively.

    Sources of Funds

    The growth of the Company's loan portfolio has been supported by four primary funding sources: principal repayments and interest on loans; cash flows from securities redemptions and sales; wholesale borrowings in the form of FHLB-NY advances and repurchase agreements; and deposits.
    In 2005, loan repayments generated cash flows of approximately $2.7 billion, including $634.7 million in the last three months of the year. Reflecting the strategic reduction of securities over the past four quarters, securities generated 2005 cash flows of approximately $1.7 billion.
    Deposits totaled $12.1 billion at December 31, 2005, signifying a $1.7 billion, or 16.4%, increase from the balance recorded at December 31, 2004. The Long Island Financial acquisition accounted for $425.9 million of the increase, with organic and negotiated deposit growth accounting for the rest. CDs rose $1.5 billion, or 39.8%, year-over-year, to $5.2 billion, while core deposits rose $208.1 million to $6.9 billion, including core deposits of $347.2 million contributed by Long Island Financial.
    In anticipation of the Atlantic Bank acquisition, the Company also increased its use of wholesale borrowings in the current fourth quarter. Wholesale borrowings totaled $9.7 billion at December 31, 2005, including $71.0 million acquired in the Long Island Financial transaction, as compared to $9.3 billion at December 31, 2004. The Company had total borrowed funds of $10.5 billion at December 31, 2005, representing a $386.1 million, or 3.8%, increase from the balance recorded at December 31, 2004. In addition to wholesale borrowings, the year-end 2005 amount included junior subordinated debentures of $454.2 million (of which $8.4 million were acquired in the Long Island Financial transaction), and other borrowings of $357.1 million.
    Upon completion of the Atlantic Bank transaction, the Company expects to reduce its highest cost sources of funding, utilizing the cash flows produced through the sale of securities and the low-cost funding acquired with Atlantic Bank's deposit base.

    Stockholders' Equity

    Reflecting the issuance of 3.6 million shares totaling $66.1 million in connection with the acquisition of Long Island Financial, the Company recorded stockholders' equity of $3.3 billion at December 31, 2005, an increase of $138.5 million from the balance recorded at December 31, 2004. The year-end 2005 amount was equivalent to 12.65% of total assets, and a book value of $12.43 per share based on 267,594,489 shares. The year-end 2004 amount was equivalent to 13.26% of total assets, and a book value of $12.23 per share based on 260,533,784 shares.
    Tangible stockholders' equity equaled $1.3 billion at December 31, 2005, and was up $110.2 million from the balance recorded at December 31, 2004. Excluding net unrealized losses on securities from the respective totals, tangible stockholders' equity equaled 5.41% and 5.39% of tangible assets at the corresponding dates. Including net unrealized losses, tangible stockholders' equity equaled 5.19% and 5.22% of tangible assets, respectively. (3)
    The increase in tangible stockholders' equity reflects the $354.2 million of cash earnings generated by the Company in 2005, including net income of $292.1 million and additional contributions to tangible stockholders' equity of $62.1 million.(1) In 2005, the Company paid dividends totaling $261.1 million, including $65.4 million in the fourth quarter of the year. In addition, at December 31, 2005, there were 1,618,724 shares still authorized by the Board of Directors for repurchase by the Company.
    At December 31, 2005, the Company's capital ratios continued to exceed the minimum federal requirements for a bank holding company. In addition, the capital ratios for New York Community Bank and New York Commercial Bank continued to exceed the minimum levels required for classification as a "well capitalized" institution under the FDIC Improvement Act. In particular, New York Community Bank had a Tier 1 leverage capital ratio of 8.69%.

    Earnings Summary for the Three Months Ended December 31, 2005

    Net Interest Income

    The Company recorded net interest income of $128.7 million in the current fourth quarter, as compared to $135.4 million in the third quarter of 2005. The reduction in net interest income was primarily attributable to the continued flattening of the yield curve, as the rise in short-term interest rates (which drive the cost of the Company's wholesale borrowings and deposits) continued to exceed the rise in intermediate-term interest rates (which drive the yield on its loans and securities). To a lesser extent, the decline in net interest income reflects the comparatively low volume of loan refinancing activity during the quarter, which resulted in a substantial reduction in prepayment penalties.
    Reflecting a modest rise in the five-year CMT, and the significant level of loan production, the Company recorded fourth quarter 2005 interest income of $294.3 million, an increase of $6.4 million from the trailing-quarter amount. The increase was primarily due to a $258.1 million rise in the average balance of interest-earning assets, to $22.1 billion, and supported by a five-basis point rise in the average yield, to 5.32%. While average mortgage-related securities fell $281.8 million to $3.8 billion over the course of the quarter, the reduction was largely offset by a $525.6 million increase in average loans, to $16.2 billion. At 4.20%, the average yield on mortgage-related securities was consistent with the trailing-quarter level, while the average yield on loans rose a single basis point, to 5.51% over the three-month period.
    In the absence of a significant rise in market interest rates, refinancing activity continued to dwindle during the current fourth quarter. As a result, the contribution of prepayment penalties to interest income declined to $928,000 from $1.8 million in the third quarter of 2005. In the twelve months ended December 31, 2005, prepayment penalties accounted for $9.6 million of interest income; in contrast, prepayment penalties contributed $16.6 million and $31.9 million, respectively, to interest income during the twelve months ended December 31, 2004 and 2003.
    The linked-quarter increase in interest income was exceeded by a $13.2 million linked-quarter increase in interest expense to $165.6 million. The increase was attributable to a $275.9 million rise in the average balance of interest-bearing liabilities to $21.0 billion, coupled with a 21-basis point rise in the average cost of funds to 3.10%. The higher average balance reflects a shift in funding sources as the Company prepared for an infusion of core deposits in connection with the Long Island Financial and Atlantic Bank transactions, while also locking in longer-term sources of funds at attractive rates. The average balance of CDs rose $634.7 million on a linked-quarter basis, to $5.0 billion, while the average cost of such funds rose 39 basis points to 3.23%. At the same time, the average balance of borrowed funds rose $348.7 million to $10.4 billion, coupled with a 15-basis point rise in the average cost to 3.89%. These increases were partly offset by a $737.4 million reduction in the average balance of core deposits to $6.2 billion, featuring an average cost of 1.37%, down six basis points.
    Reflecting the same combination of factors that contributed to the linked-quarter reduction in net interest income, the Company's net interest margin equaled 2.37% in the current fourth quarter, as compared to 2.52% in the trailing three months. Consistent with management's expectations, the magnitude of margin compression declined over the past three quarters, with the margin having narrowed 30 basis points between the first and second quarters, 21 basis points between the second and third quarters, and 15 basis points between the third and fourth quarters of 2005. To reduce its exposure to future short-term interest rate increases, the Company, in December, extended $465.0 million of short-term wholesale borrowings to an average call date of two years with an average cost of 3.95%. It is currently management's expectation that the addition of Long Island Financial's and Atlantic Bank's lower-cost core deposits, as well as Atlantic Bank's higher-yielding mix of assets, will benefit the Company's net interest margin in the quarters ahead.

    Non-interest Income

    Non-interest income consists primarily of fee income, which generally includes retail deposit fees, charges on loans, and prepayment penalties; and other income, which primarily includes the revenues produced through the sale of third-party investment products, joint venture income, and the income generated by the Company's investment in Bank-owned Life Insurance ("BOLI") and by its investment advisory firm, Peter B. Cannell & Co., Inc.
    In the fourth quarter of 2005, the Company recorded non-interest income of $26.1 million, as compared to $33.1 million in the third quarter of the year. While other income rose $670,000 to $13.9 million during this time, the increase was offset by a $7.5 million reduction in fee income to $12.2 million, largely reflecting a decline in prepayment penalties in the face of sluggish refinancing activity. Prepayment penalties totaled $4.4 million in the current fourth quarter, as compared to $11.4 million in the third quarter of the year.

    Non-interest Expense

    Non-interest expense consists of operating expenses, which include compensation and benefits, occupancy and equipment, general and administrative ("G&A"), and other expenses; and the amortization of the CDI stemming from the Company's mergers with Richmond County Financial Corp. and Roslyn Bancorp, Inc. in 2001 and 2003, respectively.
    Operating expenses totaled $86.4 million in the current fourth quarter, and included a pre-tax charge of $36.6 million in connection with the merger-related allocation of ESOP shares, as previously discussed. Excluding this charge, operating expenses would have equaled $49.8 million in the current fourth quarter; in comparison, the Company recorded operating expenses of $50.2 million in the third quarter of 2005. With health care benefits costing less than had been expected, compensation and benefits expense (excluding the merger-related charge) declined $1.1 million to $24.9 million, offsetting a $752,000 increase in occupancy and equipment, G&A, and other operating expenses, combined.
    CDI amortization totaled $2.9 million in both the fourth and third quarters of 2005. The CDI stemming from the Long Island Financial acquisition will be amortized over a period of ten years using an accelerated method, beginning in the first quarter of 2006.

    Income Tax Expense

    Income tax expense totaled $28.5 million in the fourth quarter of 2005, as compared to $37.7 million in the third quarter of the year. Pre-tax income totaled $65.4 million and $115.3 million in the respective quarters, while the effective tax rate equaled 43.6% and 32.7%. The higher effective tax rate in the fourth quarter of 2005 was primarily due to the non-deductibility of the non-cash merger-related charge incurred in connection with the Long Island Financial transaction. Excluding the merger-related charge, the Company's pre-tax income and income tax expense would have equaled $102.0 million and $31.1 million, respectively, in the current fourth quarter, resulting in an effective tax rate of 30.5%. The latter rate partly reflects the benefit of a New Markets Tax Credit allocation from the U.S. Treasury Department which has entitled the Company to recognize $16.4 million in tax credits over a period of seven years.

    Company Profile

    The leading producer of multi-family loans for portfolio in New York City, New York Community Bancorp, Inc. is the $26.3 billion holding company for New York Community Bank and New York Commercial Bank. A New York State-chartered savings bank with 140 banking offices serving New York City, Long Island, Westchester County, and northern New Jersey, New York Community Bank is the third largest thrift depository in the New York metropolitan region, and operates through seven local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, CFS Bank, First Savings Bank of New Jersey, and Ironbound Bank. New York Commercial Bank is a New York State-chartered commercial bank with twelve branches serving Long Island and the borough of Brooklyn. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com.

    Post-Earnings Release Conference Call

    The Company will host a conference call on January 25, 2006 at 9:30 a.m. (ET) to discuss the highlights of its fourth quarter and year-end 2005 performance and strategies, including its prospective acquisition of Atlantic Bank of New York. The conference call may be accessed by phoning 800-500-0311 (for domestic calls) or 719-457-2698 (for international calls) and providing the following access code:
1747750. A replay of the conference call will be available through midnight on February 3rd, and may be accessed by calling 888-203-1112 (domestic) or 719-457-0820 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company's web site, www.myNYCB.com, clicking on "Investor Relations," and following the prompts. The web cast will be archived approximately two hours following completion of the call through 5:00 p.m. on February 6, 2006.

    Forward-looking Statements and Associated Risk Factors

    This release and the associated conference call, like other written and oral communications presented by the Company and its authorized officers, may contain certain forward-looking statements regarding the Company's prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

    Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The Company's ability to predict results or the actual effects of its plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

    There are a number of factors, many of which are beyond the Company's control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, general economic conditions, either nationally or locally in some or all of the areas in which the Company and its customers conduct their businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect the Company's net income or future cash flows; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the Company's local markets; changes in the financial or operating performance of the Company's borrowers' businesses; changes in real estate values, which could impact the quality of the assets securing the Company's loans; changes in the quality or composition of the Company's loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems, and management personnel the Company may acquire into its operations and its ability to realize related revenue synergies and cost savings within expected time frames; the Company's timely development of new and competitive products or services in a changing environment, and the acceptance of such products or services by its customers; the outcome of pending or threatened litigation or of other matters before regulatory agencies, whether currently existing or commencing in the future; changes in accounting principles, policies, practices, or guidelines; changes in legislation and regulation; operational issues and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting the Company's operations, pricing, and services. Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control.

    In addition, the following factors, among others, could cause the actual results of the recently completed transaction with Long Island Financial Corp. and the pending transaction with Atlantic Bank of New York to differ materially from the expectations stated in this release and the associated conference call: the ability of New York Community Bancorp, Inc. and Atlantic Bank of New York to obtain the required regulatory approvals; the ability of New York Community Bancorp, Inc. and Atlantic Bank of New York to consummate the transaction; a materially adverse change in the financial condition of New York Community Bancorp, Inc. or Atlantic Bank of New York, including changes in the financial condition of Atlantic Bank of New York from the condition determined to exist based on due diligence performed by the Company in connection with its consideration of the acquisition; the ability of New York Community Bancorp, Inc. to successfully integrate the assets, liabilities, customers, systems, and any management personnel it may acquire into its operations pursuant to the transactions; and the ability to realize the related revenue synergies and cost savings within the expected time frames.

    Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

    (1) Please see the reconciliation of GAAP and cash earnings on page 14 of this release.

    (2) Please see the reconciliation of GAAP and operating earnings on page 15 of this release.

    (3) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 16 of this release.


                   NEW YORK COMMUNITY BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF CONDITION
                   (in thousands, except share data)


                                           December 31,  December 31,
                                               2005          2004
                                           ------------- -------------
Assets
Cash and cash equivalents                  $   231,803   $   188,850
Securities available for sale:
  Mortgage-related securities                1,967,770     2,901,039
  Other securities                             411,444       207,070
Securities held to maturity:
  Mortgage-related securities (fair market
   value of $1,510,387 and $2,091,748,
   respectively)                             1,606,468     2,166,416
  Other securities (fair market value of
   $1,659,670 and $1,826,063, respectively)  1,651,570     1,806,198
                                           ------------- -------------
Total securities                             5,637,252     7,080,723
Mortgage loans:
  Multi-family                              12,857,210     9,842,444
  Commercial real estate                     2,886,554     2,140,727
  Construction                                 854,161       804,219
  1-4 family                                   254,510       506,116
                                           -------------  ------------
Total mortgage loans                        16,852,435    13,293,506
Other loans                                    174,298       102,538
                                           ------------- -------------
Total loans                                 17,026,733    13,396,044
Less:  Allowance for loan losses               (78,036)      (78,057)
                                           ------------- -------------
Loans, net                                  16,948,697    13,317,987
Federal Home Loan Bank of New York stock,
 at cost                                       330,212       232,215
Premises and equipment, net                    140,279       148,263
Goodwill                                     1,980,689     1,951,438
Core deposit intangibles                        86,533        87,553
Other assets                                   928,240     1,030,797
                                           ------------- -------------
Total assets                               $26,283,705   $24,037,826
                                           ============= =============

Liabilities and Stockholders' Equity
Deposits:
  NOW and money market accounts            $ 3,576,983   $ 2,850,218
  Savings accounts                           2,434,990     3,060,334
  Certificates of deposit                    5,247,029     3,752,327
  Non-interest-bearing accounts                845,897       739,238
                                           ------------- -------------
Total deposits                              12,104,899    10,402,117
                                           ------------- -------------
Official checks outstanding                     43,438        16,831
Borrowed funds:
  Wholesale borrowings                       9,717,392     9,334,953
  Junior subordinated debentures               454,197       446,084
  Other borrowings                             357,069       361,504
                                           ------------- -------------
Total borrowed funds                        10,528,658    10,142,541
Mortgagors' escrow                              63,051        54,555
Other liabilities                              218,782       235,368
                                           ------------- -------------
Total liabilities                           22,958,828    20,851,412
                                           ------------- -------------
Stockholders' equity:
  Preferred stock at par $0.01 (5,000,000
   shares authorized; none issued)                  --            --
  Common stock at par $0.01 (600,000,000
   shares authorized; 273,396,452
   shares issued; 269,776,887 and
   265,190,635 shares outstanding,
   respectively)                                 2,734         2,734
  Paid-in capital in excess of par           3,051,157     3,013,241
  Retained earnings (partially restricted)     475,501       452,134
  Less: Treasury stock (3,619,565 and
         8,205,817 shares, respectively)       (138,671)     (223,230)
        Unallocated common stock held by
         ESOP                                   (6,874)      (14,655)
        Common stock held by SERP and
         Deferred Compensation Plans            (3,113)       (3,113)
  Net unrealized loss on securities
   available for sale, net of tax              (43,359)      (20,443)
  Net unrealized loss on securities
   transferred to held to maturity, net of
   tax                                         (12,498)      (20,254)
                                           ------------- -------------
Total stockholders' equity                   3,324,877     3,186,414
                                           ------------- -------------
Total liabilities and stockholders' equity $26,283,705   $24,037,826
                                           ============= =============


                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)


                               For the                  For the
                         Three Months Ended       Twelve Months Ended
                    --------------------------------------------------
                    December  September  December December  December
                        31,       30,       31,      31,       31,
                       2005      2005      2004     2005      2004
                    --------- ---------- -------- --------- ----------
                              (unaudited)
Interest Income:
   Mortgage and
    other loans      $222,804   $215,251 $173,077 $ 834,173 $ 657,811
   Mortgage-related
    securities         39,364     42,354   65,498   192,854   378,747
   Other securities    31,945     30,050   30,872   127,923   135,159
   Money market
    investments           146        217       66       704       442
                    --------- ---------- -------- --------- ----------
Total interest
 income               294,259    287,872  269,513 1,155,654 1,172,159
                    --------- ---------- -------- --------- ----------

Interest Expense:
   NOW and money
    market accounts    18,559     22,087    7,527    73,052    26,471
   Savings accounts     2,939      3,061    4,510    13,349    16,718
   Certificates of
    deposit            40,751     31,285   14,696   116,173    46,967
   Borrowed funds     103,278     95,939   82,207   380,828   300,513
   Mortgagors'
    escrow                 56         60       52       249       233
                    --------- ---------- -------- --------- ----------
Total interest
 expense              165,583    152,432  108,992   583,651   390,902
                    --------- ---------- -------- --------- ----------
     Net interest
      income          128,676    135,440  160,521   572,003   781,257
                    --------- ---------- -------- --------- ----------
Provision for loan
 losses                    --         --       --        --        --
                    --------- ---------- -------- --------- ----------
     Net interest
      income after
      provision for
      loan losses     128,676    135,440  160,521   572,003   781,257

Non-interest Income
 (Loss):
   Fee income          12,239     19,779   12,379    55,978    58,252
   Net securities
    gains (losses)         --         83      484     2,999  (146,375)
   Loss on other-
    than-temporary
    impairment             --         --   (8,209)       --    (8,209)
   Other               13,870     13,200   13,373    62,088    52,115
                    --------- ---------- -------- --------- ----------
Total non-interest
 income (loss)         26,109     33,062   18,027   121,065   (44,217)
                    --------- ---------- -------- --------- ----------

Non-interest
 Expense:
Operating expenses:
   Compensation and
    benefits           61,497     26,057   25,769   138,114    97,818
   Occupancy and
    equipment          11,021     10,886   10,427    44,380    40,569
   General and
    administrative     12,587     12,116   13,776    47,810    47,956
   Other                1,327      1,181    1,505     6,317     7,289
                    --------- ---------- -------- --------- ----------
Total operating
 expenses              86,432     50,240   51,477   236,621   193,632
   Amortization of
    core deposit
    intangibles         2,930      2,930    2,860    11,733    11,440
                    --------- ---------- -------- --------- ----------
Total non-interest
 expense               89,362     53,170   54,337   248,354   205,072
                    --------- ---------- -------- --------- ----------
Income before
 income taxes          65,423    115,332  124,211   444,714   531,968
Income tax expense     28,507     37,717   40,735   152,629   176,882
                    --------- ---------- -------- --------- ----------
     Net Income      $ 36,916   $ 77,615 $ 83,476 $ 292,085 $ 355,086
                    ========= ========== ======== ========= ==========

     Basic earnings
      per share         $0.14      $0.30    $0.32     $1.12     $1.37
                    ========= ========== ======== ========= ==========
     Diluted
      earnings per
      share             $0.14      $0.30    $0.32     $1.11     $1.33
                    ========= ========== ======== ========= ==========


                   NEW YORK COMMUNITY BANCORP, INC.
               RECONCILIATION OF GAAP AND CASH EARNINGS

Although cash earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that cash earnings are important because of their contribution to tangible stockholders' equity.(1)

The Company calculates cash earnings by adding back to net income certain items that have been charged against earnings, net of income taxes, but that have been added back to tangible stockholders' equity. These items typically fall into four categories: expenses related to the amortization and appreciation of shares held in the Company's stock-related benefit plan; the associated tax benefits; dividends on unallocated ESOP shares; and the amortization of the core deposit intangibles ("CDI") stemming from the Company's mergers with Roslyn Bancorp, Inc. and Richmond County Financial Corp. on October 31, 2003 and July 31, 2001, respectively. In the three and twelve months ended December 31, 2004, the Company recorded a fifth such item, the other-than-temporary impairment on certain perpetual preferred FNMA securities.

Unlike other expenses incurred by the Company, the aforementioned charges do not reduce the Company's tangible stockholders' equity. For this reason, the Company believes that cash earnings are useful to investors seeking to evaluate its operating performance and to compare its performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates cash earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and cash earnings for the three months ended December 31, 2005, September 30, 2005, and December 31, 2004 and the twelve months ended December 31, 2005 and 2004 follows:


                                For the                  For the
                            Three Months Ended     Twelve Months Ended
                       --------------------------- -------------------
                       Dec. 31, Sept. 30, Dec. 31, Dec. 31,  Dec. 31,
(in thousands, except
 per share data)         2005     2005     2004      2005      2004
                       -------- -------- --------- --------- ---------
Net income             $36,916  $77,615   $83,476  $292,085  $355,086
Additional
 contributions to
 tangible stockholders'
 equity:
  Amortization and
   appreciation of
   shares held in
   stock-related
   benefit plan (2)     38,242    1,775     2,149    43,653     9,612
  Associated tax
   benefits                302      346     3,895     2,039    30,266
  Dividends on
   unallocated ESOP
   shares                1,164    1,164     1,267     4,656     4,866
  Amortization of core
   deposit intangibles   2,930    2,930     2,860    11,733    11,440
  Other-than-temporary
   impairment               --       --     8,209        --     8,209
                       -------- -------- --------- --------- ---------
Total additional
 contributions to
 tangible stockholders'
 equity                 42,638    6,215    18,380    62,081    64,393
                       -------- -------- --------- --------- ---------
Cash earnings          $79,554  $83,830  $101,856  $354,166  $419,479
                       ======== ======== ========= ========= =========

Diluted earnings per
 share                   $0.14    $0.30     $0.32     $1.11     $1.33
Additional
 contributions to
 diluted cash earnings
 per share:
  Amortization and
   appreciation of
   shares held in
   stock-related
   benefit plan (2)       0.15     0.01      0.01      0.17      0.04
  Associated tax
   benefits                 --       --      0.02      0.01      0.11
  Dividends on
   unallocated ESOP
   shares                   --       --        --      0.02      0.02
  Amortization of core
   deposit intangibles    0.01     0.01      0.01      0.04      0.04
  Other-than-temporary
   impairment               --       --      0.03        --      0.03
                       -------- -------- --------- --------- ---------
Total additional
 contributions to
 diluted cash
 earnings per share       0.16     0.02      0.07      0.24      0.24
                       -------- -------- --------- --------- ---------
Diluted cash earnings
 per share               $0.30    $0.32     $0.39     $1.35     $1.57
                       ======== ======== ========= ========= =========

(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 16 of this release.

(2) The amounts for the three and twelve months ended December 31, 2005 include the pre-tax non-cash merger-related charge of $36.6 million.


                   NEW YORK COMMUNITY BANCORP, INC.
             RECONCILIATION OF GAAP AND OPERATING EARNINGS

Although operating earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that operating earnings are an important indication of its ability to generate earnings through ongoing operations.

The Company calculated its operating earnings for the three and twelve months ended December 31, 2005 by subtracting from non-interest expense the non-cash charge incurred in connection with the acquisition of Long Island Financial Corp. on December 30, 2005 (the "merger-related charge"). The Company calculated its operating earnings for the three months ended December 30, 2004 by subtracting from non-interest (loss) an other-than-temporary impairment on certain perpetual preferred FNMA securities recorded in the quarter; for the twelve months ended December 31, 2004, the Company calculated its operating earnings by subtracting from non-interest (loss) both the other-than temporary impairment and the net securities losses recorded in connection with the balance sheet repositioning in the second quarter of the year.

Because operating earnings reflect only those income and expense items that are generally recurring, the Company believes that they are useful to investors seeking to evaluate its ongoing operating performance and to compare its performance with other companies in the banking industry that also report operating earnings. Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its operating earnings may differ from that of other companies reporting measures with similar names.

A reconciliation of the Company's GAAP and operating earnings for the three and twelve months ended December 31, 2005 and 2004 follows.


                                  For the               For the
                            Three Months Ended    Twelve Months Ended
                               December 31,           December 31,
                           ---------------------  --------------------
(in thousands, except per
 share data)                  2005       2004       2005       2004
                           ---------- ----------  --------- ----------
Net income                   $36,916    $83,476   $292,085   $355,086
Adjustments to net income:
  Other-than-temporary
   impairment                     --      8,209         --      8,209
  Balance sheet
   repositioning charge           --         --         --    157,215
  Merger-related charge       36,588         --     36,588         --
                            --------- ----------  --------- ----------
Total adjustments to net
 income                       36,588      8,209     36,588    165,424
Income tax effect on
 adjustments                  (2,598)    (3,255)    (2,598)   (65,591)
                            --------- ----------  --------- ----------
Operating earnings           $70,906    $88,430   $326,075   $454,919
                            ========= ==========  ========= ==========

Diluted earnings per share     $0.14      $0.32      $1.11      $1.33
Adjustments to diluted
 earnings per share:
  Other-than-temporary
   impairment                     --       0.02         --       0.02
  Balance sheet
   repositioning charge           --         --         --       0.35
  Merger-related charge         0.13         --       0.13         --
                            --------- ----------  --------- ----------
Total adjustments to
 diluted earnings per share     0.13       0.02       0.13       0.37
                            --------- ----------  --------- ----------
Diluted operating earnings
 per share                     $0.27      $0.34      $1.24      $1.70
                            ========= ==========  ========= ==========



                   NEW YORK COMMUNITY BANCORP, INC.
                RECONCILIATION OF STOCKHOLDERS' EQUITY
      AND TANGIBLE STOCKHOLDERS' EQUITY, AND THE RELATED MEASURES

Although tangible stockholders' equity is not a measure of capital calculated in accordance with GAAP, the Company believes that it is an important indication of its ability to grow both organically and through business combinations, as well as its ability to pay dividends and to engage in various capital management strategies, including the repurchase of Company shares.

The Company calculates tangible stockholders' equity by subtracting from stockholders' equity the total of its goodwill and core deposit intangibles ("CDI"). To calculate its ratio of tangible stockholders' equity to tangible assets, the Company subtracts the total of goodwill and CDI from both stockholders' equity and total assets. The Company's tangible book value is calculated by dividing its tangible stockholders' equity by the number of shares outstanding less any unallocated ESOP shares. To calculate its returns on average tangible assets and average tangible stockholders' equity, the Company adds the amortization of CDI, net of tax, back to net income and divides its adjusted net income by its average tangible assets and average tangible stockholders' equity, respectively. Average tangible stockholders' equity is calculated by subtracting average goodwill and average CDI from average stockholders' equity.

Tangible stockholders' equity should not be considered in isolation or as a substitute for stockholders' equity or any other capital measure prepared in accordance with GAAP. Moreover, the manner in which the Company calculates its tangible stockholders' equity and the related tangible capital measures may differ from that of other companies reporting measures of capital with similar names.

A reconciliation of the Company's stockholders' equity and tangible stockholders' equity and the related measures for the three and twelve months ended December 31, 2005 and 2004 follows:


                          At or for the            At of for the
                        Three Months Ended      Twelve Months Ended
                           December 31,            December 31,
                   ------------------------- -------------------------
(in thousands)          2005        2004         2005         2004
                   ------------ ------------ ------------ ------------

Total stockholders'
 equity            $ 3,324,877  $ 3,186,414  $ 3,324,877  $ 3,186,414
Less: Goodwill      (1,980,689)  (1,951,438)  (1,980,689)  (1,951,438)
      Core deposit
       intangibles     (86,533)     (87,553)     (86,533)     (87,553)
                   ------------ ------------ ------------ ------------
Tangible
 stockholders'
 equity            $ 1,257,655  $ 1,147,423  $ 1,257,655  $ 1,147,423

Total assets       $26,283,705  $24,037,826  $26,283,705  $24,037,826
Less: Goodwill      (1,980,689)  (1,951,438)  (1,980,689)  (1,951,438)
      Core deposit
       intangibles     (86,533)     (87,553)     (86,533)     (87,553)
                   ------------ ------------ ------------ ------------
Tangible assets    $24,216,483  $21,998,835  $24,216,483  $21,998,835

Average
 stockholders'
 equity            $ 3,176,719  $ 3,138,950  $ 3,193,394  $ 3,159,965
Less: Average
       goodwill     (1,938,147)  (1,951,572)  (1,941,055)  (1,944,491)
      Average core
       deposit
       intangibles     (77,805)     (89,346)     (82,024)     (93,650)
                   ------------ ------------ ------------ ------------
Average tangible
 stockholders'
 equity            $ 1,160,767  $ 1,098,032  $ 1,170,315  $ 1,121,824

Average assets     $25,246,283  $23,674,184  $24,898,129  $24,972,996
Less: Average
       goodwill     (1,938,147)  (1,951,572)  (1,941,055)  (1,944,491)
      Average core
       deposit
       intangibles     (77,805)     (89,346)     (82,024)     (93,650)
                   ------------ ------------ ------------ ------------
Average tangible
 assets            $23,230,331  $21,633,266  $22,875,050  $22,934,855

Net income             $36,916      $83,476     $292,085     $355,086
Add: Amortization of
      core deposit
      intangibles,
      net of tax         1,760       1,726        7,048        6,904
                   ------------ ------------ ------------ ------------
Adjusted net income    $38,676     $85,202     $299,133     $361,990



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                            Three Months Ended
                                     ---------------------------------
                                            December 31, 2005
                                     --------------------------------
                                                              Average
                                       Average                 Yield/
                                       Balance     Interest    Cost
                                     ------------  ---------  -------

Assets:
Interest-earning assets:
  Mortgage and other loans, net      $16,160,147   $222,804    5.51 %
  Mortgage-related securities          3,750,175     39,364    4.20
  Other securities                     2,170,703     31,945    5.89
  Money market investments                15,565        146    3.72
                                     ------------  ---------  -------
Total interest-earning assets         22,096,590    294,259    5.32
Non-interest-earning assets            3,149,693
                                     ------------
Total assets                         $25,246,283
                                     ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts      $ 3,099,808   $ 18,559    2.38 %
  Savings accounts                     2,384,120      2,939    0.49
  Certificates of deposit              5,005,881     40,751    3.23
  Mortgagors' escrow                     118,783         56    0.19
                                     ------------  ---------  -------
Total interest-bearing deposits       10,608,592     62,305    2.33
  Borrowed funds                      10,418,821    103,278    3.89
                                     ------------  ---------  -------
Total interest-bearing liabilities    21,027,413    165,583    3.10
Non-interest-bearing deposits            744,854
Other liabilities                        297,297
                                     ------------
Total liabilities                     22,069,564
Stockholders' equity                   3,176,719
                                     ------------
Total liabilities and stockholders'
 equity                              $25,246,283
                                     ============
Net interest income/interest rate
 spread                                            $128,676    2.22 %
                                                   =========  =======
Net interest-earning assets/net
 interest margin                      $1,069,177               2.37 %
                                     ============             =======
Ratio of interest-earning assets to
interest-bearing liabilities                                   1.05 x
                                                              =======

Core deposits                         $6,228,782    $21,498    1.37 %
                                     ============  =========  =======


                                              Three Months Ended
                                        ------------------------------
                                              September 30, 2005
                                        ------------------------------
                                                               Average
                                          Average               Yield/
                                          Balance    Interest   Cost
                                        ------------ --------- -------

Assets:
Interest-earning assets:
  Mortgage and other loans, net         $15,634,545  $215,251   5.50 %
  Mortgage-related securities             4,031,985    42,354   4.20
  Other securities                        2,142,098    30,050   5.61
  Money market investments                   29,893       217   2.88
                                        ------------ --------- -------
Total interest-earning assets            21,838,521   287,872   5.27
Non-interest-earning assets               3,171,742
                                        ------------
Total assets                            $25,010,263
                                        ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts         $ 3,683,615  $ 22,087   2.38 %
  Savings accounts                        2,540,224     3,061   0.48
  Certificates of deposit                 4,371,220    31,285   2.84
  Mortgagors' escrow                         86,253        60   0.28
                                        ------------ --------- -------
Total interest-bearing deposits          10,681,312    56,493   2.10
  Borrowed funds                         10,070,162    95,939   3.74
                                        ------------ --------- -------
Total interest-bearing liabilities       20,751,474   152,432   2.89
Non-interest-bearing deposits               742,346
Other liabilities                           299,650
                                        ------------
Total liabilities                        21,793,470
Stockholders' equity                      3,216,793
                                        ------------
Total liabilities and stockholders'
 equity                                 $25,010,263
                                        ============
Net interest income/interest rate spread             $135,440   2.38 %
                                                     ========= =======
Net interest-earning assets/net interest
 margin                                  $1,087,047             2.52 %
                                        ============           =======
Ratio of interest-earning assets to
interest-bearing liabilities                                    1.05 x
                                                               =======

Core deposits                            $6,966,185   $25,148   1.43 %
                                        ============ ========= =======



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                      Three Months Ended December 31,
                                     ---------------------------------
                                                   2005
                                     ---------------------------------
                                                              Average
                                       Average                 Yield/
                                       Balance     Interest    Cost
                                     ------------  ---------  -------

Assets:
Interest-earning assets:
  Mortgage and other loans, net      $16,160,147   $222,804    5.51 %
  Mortgage-related securities          3,750,175     39,364    4.20
  Other securities                     2,170,703     31,945    5.89
  Money market investments                15,565        146    3.72
                                     ------------  ---------  -------
Total interest-earning assets         22,096,590    294,259    5.32
Non-interest-earning assets            3,149,693
                                     ------------
Total assets                         $25,246,283
                                     ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts      $ 3,099,808   $ 18,559    2.38 %
  Savings accounts                     2,384,120      2,939    0.49
  Certificates of deposit              5,005,881     40,751    3.23
  Mortgagors' escrow                     118,783         56    0.19
                                     ------------  ---------  -------
Total interest-bearing deposits       10,608,592     62,305    2.33
  Borrowed funds                      10,418,821    103,278    3.89
                                     ------------  ---------  -------
Total interest-bearing liabilities    21,027,413    165,583    3.10
Non-interest-bearing deposits            744,854
Other liabilities                        297,297
                                     ------------
Total liabilities                     22,069,564
Stockholders' equity                   3,176,719
                                     ------------
Total liabilities and stockholders'
 equity                              $25,246,283
                                     ============
Net interest income/interest rate
 spread                                            $128,676    2.22 %
                                                   =========  =======
Net interest-earning assets/net
 interest margin                      $1,069,177               2.37 %
                                     ============             =======
Ratio of interest-earning assets to
interest-bearing liabilities                                   1.05 x
                                                              =======

Core deposits                         $6,228,782    $21,498    1.37 %
                                     ============  =========  =======


                                       Three Months Ended December 31,
                                       -------------------------------
                                                    2004
                                       -------------------------------
                                                               Average
                                         Average                Yield/
                                         Balance    Interest    Cost
                                       ------------ ---------  -------

Assets:
Interest-earning assets:
  Mortgage and other loans, net        $12,799,268  $173,077    5.41 %
  Mortgage-related securities            5,303,209    65,498    4.94
  Other securities                       2,270,158    30,872    5.44
  Money market investments                  14,024        66    1.88
                                       ------------ ---------  -------
Total interest-earning assets           20,386,659   269,513    5.29
Non-interest-earning assets              3,287,525
                                       ------------
Total assets                           $23,674,184
                                       ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts        $ 2,559,715  $  7,527    1.18 %
  Savings accounts                       3,104,730     4,510    0.58
  Certificates of deposit                3,728,014    14,696    1.58
  Mortgagors' escrow                       100,746        52    0.21
                                       ------------ ---------  -------
Total interest-bearing deposits          9,493,205    26,785    1.13
  Borrowed funds                        10,015,122    82,207    3.28
                                       ------------ ---------  -------
Total interest-bearing liabilities      19,508,327   108,992    2.23
Non-interest-bearing deposits              734,022
Other liabilities                          292,885
                                       ------------
Total liabilities                       20,535,234
Stockholders' equity                     3,138,950
                                        -----------
Total liabilities and stockholders'
 equity                                $23,674,184
                                       ============
Net interest income/interest rate
 spread                                             $160,521    3.06 %
                                                    =========  =======
Net interest-earning assets/net
 interest margin                          $878,332              3.15 %
                                       ============            =======
Ratio of interest-earning assets to
interest-bearing liabilities                                    1.05 x
                                                               =======

Core deposits                           $6,398,467   $12,037    0.75 %
                                       ============ =========  =======



                   NEW YORK COMMUNITY BANCORP, INC.
                     NET INTEREST INCOME ANALYSIS
                        (dollars in thousands)
                              (unaudited)


                                     Twelve Months Ended December 31,
                                    ----------------------------------
                                                   2005
                                    ----------------------------------
                                                               Average
                                      Average                   Yield/
                                      Balance      Interest     Cost
                                    ------------  -----------  -------

Assets:
Interest-earning assets:
  Mortgage and other loans, net     $15,183,973   $  834,173    5.49 %
  Mortgage-related securities         4,324,022      192,854    4.46
  Other securities                    2,163,544      127,923    5.91
  Money market investments               25,620          704    2.75
                                    ------------  -----------  -------
Total interest-earning assets        21,697,159    1,155,654    5.33
Non-interest-earning assets           3,200,970
                                    ------------
Total assets                        $24,898,129
                                    ============
Liabilities and Stockholders'
 Equity:
Interest-bearing deposits:
  NOW and money market accounts     $ 3,376,893   $   73,052    2.16 %
  Savings accounts                    2,637,639       13,349    0.51
  Certificates of deposit             4,250,386      116,173    2.73
  Mortgagors' escrow                    108,971          249    0.23
                                    ------------  -----------  -------
Total interest-bearing deposits      10,373,889      202,823    1.96
  Borrowed funds                     10,292,641      380,828    3.70
                                    ------------  -----------  -------
Total interest-bearing liabilities   20,666,530      583,651    2.82
Non-interest-bearing deposits           738,075
Other liabilities                       300,130
                                    ------------
Total liabilities                    21,704,735
Stockholders' equity                  3,193,394
                                    ------------
Total liabilities and stockholders'
 equity                             $24,898,129
                                    ============
Net interest income/interest rate
 spread                                           $  572,003    2.51 %
                                                  ===========  =======
Net interest-earning assets/net
 interest margin                     $1,030,629                 2.64 %
                                    ============               =======
Ratio of interest-earning assets to
interest-bearing liabilities                                    1.05 x
                                                               =======

Core deposits                        $6,752,607      $86,401    1.28 %
                                    ============  ===========  =======


                                      Twelve Months Ended December 31,
                                      --------------------------------
                                                    2004
                                      --------------------------------
                                                               Average
                                        Average                 Yield/
                                        Balance     Interest     Cost
                                      ------------ ----------- -------

Assets:
Interest-earning assets:
  Mortgage and other loans, net       $11,652,470  $  657,811   5.65 %
  Mortgage-related securities           7,531,041     378,747   5.03
  Other securities                      2,423,019     135,159   5.58
  Money market investments                 21,949         442   2.01
                                      ------------ ----------- -------
Total interest-earning assets          21,628,479   1,172,159   5.42
Non-interest-earning assets             3,344,517
                                      ------------
Total assets                          $24,972,996
                                      ============
Liabilities and Stockholders' Equity:
Interest-bearing deposits:
  NOW and money market accounts       $ 2,498,668  $   26,471   1.06 %
  Savings accounts                      2,962,231      16,718   0.56
  Certificates of deposit               3,868,806      46,967   1.21
  Mortgagors' escrow                       84,448         233   0.28
                                      ------------ ----------- -------
Total interest-bearing deposits         9,414,153      90,389   0.96
  Borrowed funds                       11,453,148     300,513   2.62
                                      ------------ ----------- -------
Total interest-bearing liabilities     20,867,301     390,902   1.87
Non-interest-bearing deposits             710,082
Other liabilities                         235,648
                                      ------------
Total liabilities                      21,813,031
Stockholders' equity                    3,159,965
                                      ------------
Total liabilities and stockholders'
 equity                               $24,972,996
                                      ============
Net interest income/interest rate
 spread                                            $  781,257   3.55 %
                                                   =========== =======
Net interest-earning assets/net
 interest margin                         $761,178               3.61 %
                                      ============             =======
Ratio of interest-earning assets to
interest-bearing liabilities                                    1.04 x
                                                               =======

Core deposits                          $6,170,981     $43,189   0.70 %
                                      ============ =========== =======



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
        (dollars in thousands, except share and per share data)
                              (unaudited)


                                    For the Three Months Ended
                             -----------------------------------------
                                Dec. 31,      Sept. 30,     Dec. 31,
                                  2005          2005          2004
                             ------------- ------------- -------------

CASH EARNINGS DATA: (1)
Cash earnings                    $79,554       $83,830      $101,856
Basic cash earnings per share       0.30          0.32          0.39
Diluted cash earnings per
 share                              0.30          0.32          0.39
Cash return on average assets       1.26 %        1.34 %        1.72 %
Cash return on average
 tangible assets (2)                1.37          1.46          1.88
Cash return on average
 stockholders' equity              10.02         10.42         12.98
Cash return on average
 tangible stockholders'
 equity (2)                        27.41         27.98         37.10
Cash efficiency ratio (3)          31.13         28.76         26.41

GAAP EARNINGS DATA:
Net income                       $36,916       $77,615       $83,476
Basic earnings per share            0.14          0.30          0.32
Diluted earnings per share          0.14          0.30          0.32
Return on average assets            0.58 %        1.24 %        1.41 %
Return on average tangible
 assets (2)                         0.67          1.38          1.58
Return on average
 stockholders' equity               4.65          9.65         10.64
Return on average tangible
 stockholders' equity (2)          13.33         26.49         31.04
Efficiency ratio (3)               55.84         29.82         28.83
Operating expenses to average
 assets                             1.37          0.80          0.87
Interest rate spread                2.22          2.38          3.06
Net interest margin                 2.37          2.52          3.15
Shares used for basic EPS
 computation                 260,978,950   260,580,328   259,573,357
Shares used for diluted EPS
 computation                 262,537,355   262,615,785   262,721,215

OPERATING EARNINGS DATA (4):
Operating earnings               $70,906       $77,615       $88,430
Basic earnings per share            0.27          0.30          0.34
Diluted earnings per share          0.27          0.30          0.34
Return on average assets            1.12 %        1.24 %        1.49 %
Return on average tangible
 assets (2)                         1.25          1.38          1.67
Return on average
 stockholders' equity               8.93          9.65         11.27
Return on average tangible
 stockholders' equity (2)          25.04         26.49         32.84
Efficiency ratio (3)               32.20         29.82         27.56


                                           For the Twelve Months Ended
                                           ---------------------------
                                             Dec. 31,      Dec. 31,
                                               2005          2004
                                           ------------- -------------

CASH EARNINGS DATA: (1)
Cash earnings                                 $354,166      $419,479
Basic cash earnings per share                     1.36          1.61
Diluted cash earnings per share                   1.35          1.57
Cash return on average assets                     1.42 %        1.68 %
Cash return on average tangible assets (2)        1.55          1.83
Cash return on average stockholders'
 equity                                          11.09         13.27
Cash return on average tangible
   stockholders' equity (2)                      30.26         37.39
Cash efficiency ratio (3)                        27.84         24.69

GAAP EARNINGS DATA:
Net income                                    $292,085      $355,086
Basic earnings per share                          1.12          1.37
Diluted earnings per share                        1.11          1.33
Return on average assets                          1.17 %        1.42 %
Return on average tangible assets (2)             1.31          1.58
Return on average stockholders' equity            9.15         11.24
Return on average tangible stockholders'
 equity (2)                                      25.56         32.27
Efficiency ratio (3)                             34.14         26.27
Operating expenses to average assets              0.95          0.78
Interest rate spread                              2.51          3.55
Net interest margin                               2.64          3.61
Shares used for basic EPS computation      260,412,409   259,825,261
Shares used for diluted EPS computation    262,497,843   266,837,651

OPERATING EARNINGS DATA (4):
Operating earnings                            $326,075      $454,919
Basic earnings per share                          1.25          1.75
Diluted earnings per share                        1.24          1.70
Return on average assets                          1.31 %        1.82 %
Return on average tangible assets (2)             1.46          2.01
Return on average stockholders' equity           10.21         14.40
Return on average tangible stockholders'
 equity (2)                                      28.46         41.17
Efficiency ratio (3)                             28.86         21.46

(1) Please see the reconciliation of GAAP and cash earnings on page 14 of this release.

(2) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 16 of this release.

(3) The Company calculates its cash and GAAP efficiency ratios by dividing the respective operating expenses by the respective sums of its net interest income and non-interest income (loss). To calculate its operating efficiency ratio for the three and twelve months ended December 31, 2005, the Company excluded from its operating expenses the $36.6 million non-cash charge stemming from the acquisition of Long Island Financial (the "merger-related charge"). To calculate its operating efficiency ratio for the three months ended December 31, 2004, the Company excluded from non-interest loss the $8.2 million other-than-temporary impairment. For the twelve months ended December 31, 2004, the Company excluded from non-interest loss both the $8.2 other-than-temporary million impairment and the pre-tax repositioning charge of $157.2 million. Please see the reconciliations of GAAP and cash earnings and GAAP and operating earnings on pages 14 and 15 of this release.

(4) Please see the reconciliation of GAAP and operating earnings on page 15 of this release.



                   NEW YORK COMMUNITY BANCORP, INC.
                   CONSOLIDATED FINANCIAL HIGHLIGHTS
                              (unaudited)


                                       At December 31, At December 31,
                                            2005            2004
                                       --------------- ---------------
BALANCE SHEET DATA:
Book value per share                          $12.43          $12.23
Tangible book value per share (1)               4.70            4.40
Stockholders' equity to total assets           12.65 %         13.26 %
Tangible stockholders' equity to
 tangible assets (1)                            5.19            5.22

Tangible stockholders' equity to
 tangible assets excluding net
 unrealized losses on securities (1)            5.41            5.39
Shares used for book value and tangible
 book value computation (1)              267,594,489     260,533,784
Total shares issued and outstanding      269,776,887     265,190,635

ASSET QUALITY RATIOS:
Non-performing loans to total loans             0.16 %          0.21 %
Non-performing assets to total assets           0.11            0.12
Allowance for loan losses to non-
 performing loans                             283.12          277.31
Allowance for loan losses to total
 loans                                          0.46            0.58


(1) Please see the reconciliation of stockholders' equity and tangible stockholders' equity on page 16 of this release.



    CONTACT: New York Community Bancorp, Inc.
             Investor Relations:
             Ilene A. Angarola, 516-683-4420